Exhibit 4.2

ENSTAR FINANCE LLC,
as ISSUER,
ENSTAR GROUP LIMITED,
as GUARANTOR,
AND
THE BANK OF NEW YORK MELLON,
as TRUSTEE
_________________
FIRST SUPPLEMENTAL INDENTURE
Dated as of August 26, 2020 to
JUNIOR SUBORDINATED INDENTURE
Dated as of August 26, 2020
_________________
5.750% Fixed-Rate Reset Junior Subordinated Notes due 2040

TABLE OF CONTENTS

SECTION 6.6. Separability Clause	15

EXHIBIT A  Form of Notes

FIRST SUPPLEMENTAL INDENTURE, dated as of August 26, 2020 (this “Supplemental Indenture”), among Enstar Finance LLC, a Delaware limited liability company, as issuer (the “Issuer”), Enstar Group Limited, an exempted company formed under the laws of Bermuda, as guarantor (the “Guarantor”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), under the Indenture (as defined below).
RECITALS
WHEREAS, the Issuer, the Guarantor and the Trustee executed and delivered the junior subordinated indenture, dated as of August 26, 2020 (the “Indenture”), among the Issuer, the Guarantor and the Trustee to provide for the issuance from time to time of junior subordinated debt securities of the Issuer (the “Securities”), to be issued in one or more series, and fully and unconditionally guaranteed on a junior subordinated basis by the Guarantor;
WHEREAS, pursuant to the terms of the Indenture, the Issuer desires to provide for the establishment of a new series of Securities under the Indenture, to be known as its “5.750% Fixed-Rate Reset Junior Subordinated Notes due 2040” (the “Notes”), the form and substance of such series and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;
WHEREAS, the board of directors of the Issuer, pursuant to resolutions duly adopted on August 17, 2020, and the Board of Directors of the Guarantor, pursuant to resolutions duly adopted on August 13, 2020, have duly authorized the issuance of the Notes and the Guarantee, respectively, and have authorized their respective proper officers to execute any and all appropriate documents necessary or appropriate to effect such issuance;
WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Sections 2.1, 2.3 and 8.1(a)(v) of the Indenture;
WHEREAS, the Issuer and the Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture;
AND WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid agreement according to its terms, and to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee, the valid obligations of the Issuer, and to make the Guarantees the valid obligations of the Guarantor, have been done and performed, and the execution of this Supplemental Indenture and the issue hereunder of the Notes and the Guarantee has been duly authorized in all respects.
NOW THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes, the Issuer and the Guarantor covenant and agree with the Trustee, as follows:
ARTICLE I
Definitions

SECTION 1.1. Conventions. Unless the context otherwise requires:
(a) each term defined in the Indenture, and not otherwise defined in this Supplemental Indenture, has the same meaning when used in this Supplemental Indenture;
(b) words in the singular include the plural, and in the plural include the singular;

(c) references herein to Section numbers are references to Sections of this Supplemental Indenture;
(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and
(e) if any provision of the Applicable Supervisory Regulations (as defined herein) referred to in the Notes or this Supplemental Indenture in connection with any requirements applying to the Guarantor and/or the Insurance Group is amended or replaced so that there is no corresponding provision in the amended or replacement measures, then (i) if the requirement concerned is entirely dependent on the existence of such a corresponding provision, the requirement shall cease to apply and (ii) if the requirement concerned is partially dependent on the existence of such a corresponding provision, the requirement shall be deemed modified so that all parts of that requirement solely dependent on that provision shall cease to apply; provided, in each case, that Holders of the Notes are not adversely affected thereby.
SECTION 1.2. Certain Terms Defined. Unless the context otherwise requires:
“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Guarantor or the Insurance Group, and which shall initially mean the Group Supervision Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Guarantor or the Insurance Group.
“Arrears of Interest” has the meaning set forth in Section 3.4(a).
“BMA” means the Bermuda Monetary Authority or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Guarantor or the Insurance Group, as the context requires, a regulator that administers the Applicable Supervisory Regulations.
“BMA Approval” means the BMA has given, and not withdrawn by the applicable redemption date, its prior consent to the redemption of such Notes.
“BMA Redemption Requirements” has the meaning set forth in Section 4.7(a).
“Calculation Agent” means, at any time, the Person appointed by the Issuer and serving as such agent with respect to the Notes at such time.
A “Capital Disqualification Event” shall be deemed to have occurred if the Notes cease to qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of the Guarantor or the Insurance Group, where capital is subdivided into tiers, as Tier 2 Capital securities under then-applicable Applicable Supervisory Regulations imposed upon the Guarantor by the BMA, which would include, without limitation, the Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital.
“capital stock” has the meaning set forth in Section 3.5(a).
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed if the Notes matured on the next Reset Date.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.
“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Guarantor or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
“Event of Default” has the meaning set forth in Section 5.1.
“Final Maturity Date” has the meaning set forth in Section 4.1(a).
“First Reset Date” has the meaning set forth in Section 3.1.
“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15, with a maturity of five years from the next Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, the rate will be determined by the Calculation Agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the same interest rate as in effect for the prior period.
“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules.
“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”
“Independent Investment Banker” means any one of Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and their respective successors, as specified by the Issuer, or, if none of such firms is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.
“Insurance Group” means all subsidiaries of the Guarantor that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.
“Interest Payment Date” means March 1 and September 1 of each year.
A “Mandatory Deferral Event” shall be deemed to have occurred if the Guarantor or the Insurance Group is in breach of the Enhanced Capital Requirement, or would breach the Enhanced Capital Requirement if payment of accrued and unpaid interest on the Notes, together with any accrued and unpaid interest on any junior subordinated notes outstanding that rank equally in right of payment with the Notes, were made.
“Mandatory Deferral Period” has the meaning set forth in Section 3.3.
“Par Call Period” means the six-month period from, and including, September 1 of each year in which there is a Reset Date to, and including, March 1 of the following year.
“Qualifying Equivalent Securities” means securities which have terms not materially less favorable to the Holders than the Notes, as reasonably determined by the Issuer in consultation with an independent investment bank, consulting firm or comparable expert of international standing on the subject, and which (i) satisfy the criteria for the eligibility for inclusion of the proceeds of the Notes, under the Applicable Supervisory Regulations; (ii) contain terms providing for the same interest rate and interest payment dates applying to the Notes; (iii) rank senior to or have the same ranking as the Notes; (iv) preserve all obligations as to repayment of the Notes, including (without limitation) as to timing of such repayment (including preserving the same Scheduled Maturity Date and Final Maturity Date); (v) do not contain terms providing for loss absorption through principal write-down or conversion to ordinary shares; and (vi) preserve any rights to any accrued and unpaid interest, and any existing rights to other amounts payable under the Notes which has accrued to Holders and not been paid.
A “Rating Agency Event” shall be deemed to have occurred if any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Guarantor (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (1) the shortening of the length of time the Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Notes; or (2) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Notes.
“Reference Treasury Dealer” means each of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC and their respective successors and two other primary U.S. government securities dealers, as specified by the Issuer; provided that (1) if any of the foregoing shall cease to be a primary U.S. government securities dealer (a “Primary Treasury Dealer”), the Issuer will substitute therefor a Primary Treasury Dealer and (2) if the Issuer fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Issuer.
“Reference Treasury Dealer Quotations” mean, with respect to a Reference Treasury Dealer and any redemption date, the average, as determined by the Independent

Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.
“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.
“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.
“Scheduled Maturity Date” has the meaning set forth in Section 4.1(a).
A “Tax Event” shall be deemed to have occurred with respect to the Notes if an opinion of a recognized independent tax counsel has been delivered to the Trustee stating that, as a result of: (i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of any Taxing Jurisdiction, or any regulations under those laws or treaties; (ii) an administrative action with respect to a Taxing Jurisdiction, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation; (iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body in a Taxing Jurisdiction, regardless of the manner in which that amendment, clarification or change is introduced or made known; or (iv) a threatened challenge asserted in writing in connection with an audit of the Issuer or the Guarantor or any of their respective subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in the case of each of clauses (i) through (iv), which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the date of the original issuance of the Notes, there is more than an insubstantial risk that interest payable by the Issuer or the Guarantor, as applicable, in respect of the Notes is no longer, or within 90 days of the date of the opinion will no longer be, fully deductible by the Issuer or the Guarantor, as applicable, for income tax purposes in the applicable Taxing Jurisdiction, and that non-deductibility cannot be avoided by the Issuer or the Guarantor, as applicable, taking such reasonable measures as it (acting in good faith) deems appropriate.
“Taxing Jurisdiction” means the United States, the State of Delaware or Bermuda, or any political subdivision thereof, or any authority or agency therein having the power to tax, or any other jurisdiction from or through which the Issuer or the Guarantor makes a payment on the Notes or the Guarantee or in which the Issuer or the Guarantor generally becomes subject to taxation, or any jurisdiction in which a successor of the Issuer or the Guarantor is formed.
“Tier 2 Capital” means “Tier 2 Ancillary Capital” under the Group Supervision Rules or, if the Group Supervision Rules are amended so as to no longer refer to Tier 2 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15 for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes (assuming the Notes matured on the next Reset Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Issuer on the third Business Day preceding the redemption date.
A “Winding-Up” will occur, with respect to any Person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such Person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such Person of a successor in business of such Person, the terms of which reorganization, merger, amalgamation or substitution (A) have previously been approved in writing by the Trustee or by Holders of a majority in aggregate principal amount of the Outstanding Notes and (B) do not provide that the Notes or any amount in respect thereof shall thereby become payable); or (ii) an administrator of such Person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.
ARTICLE II
General Terms and Conditions of the Notes

SECTION 2.1. Designation and Principal Amount. There is hereby authorized and established a series of Securities under the Indenture, designated as the “5.750% Fixed-Rate Reset Junior Subordinated Notes due 2040,” which is not limited in aggregate principal amount. The aggregate principal amount of the Notes to be issued as of the date hereof shall be $350,000,000.
SECTION 2.2. Further Issues. So long as no Event of Default or Mandatory Deferral Event shall have occurred and be continuing with respect to the Notes at the time of such issuance, the Issuer may from time to time, without the consent of the Holders of the Notes, issue additional Notes. Any such additional Notes will have the same interest rate, maturity date and other terms as the Notes, but may have a different issue date, issue price, initial Interest Payment Date and initial interest accrual date. Any such additional Notes, together with any other Notes previously issued pursuant to this Supplemental Indenture, will constitute a single series of Securities under the Indenture; provided that if any such additional Notes would not be fungible with the Outstanding Notes for U.S. federal income tax purposes, the Issuer shall cause such additional Notes to be issued with a separate CUSIP number.
SECTION 2.3. Offices for Payments, Etc. Payment of the principal of (and premium, if any) and interest on the Notes will be made at the Corporate Trust Office of the Trustee, or an office or agency maintained by the Issuer for such purpose, in the Borough of Manhattan, The City of New York, in Dollars; provided, however, that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register; and provided further, however, that all payments in respect of Notes in the form of global Securities shall be made by wire transfer in same-day funds in accordance with the applicable procedures of the Depositary. In any case where the date of maturity of interest on, premium, if any, or principal of any Note or the date fixed for redemption of the Notes is not a Business Day, then the relevant payment need not be made on such date but may be made on the next Business Day with the same force and effect as if made on such date and no interest shall accrue in respect of such amount for the period from and after such date. The Notes may be presented for registration of transfer and for exchange, and notices to or upon the Issuer in respect of such Notes may be served, at the Corporate Trust Office of the Trustee, or an office or agency maintained by the Issuer for such purpose, in the Borough of Manhattan, The City of New York.
SECTION 2.4. Denominations. The Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
SECTION 2.5. Global Securities. The Notes will be issued as Registered Securities in the form of one or more permanent global Securities.
SECTION 2.6. Supplemental Indentures.
(a) Section 8.1(a)(i) of the Indenture shall not apply to the Notes.
(b) Notwithstanding anything to the contrary in Section 8.2(a) of the Indenture, no supplemental indenture may, without the consent of each Holder of an affected Note and the BMA, change the stated maturity of, the principal of, or any premium or installment of interest on, any of the Notes.
SECTION 2.7. Defeasance. The provisions of Article 10 of the Indenture will apply to the Notes.
SECTION 2.8. Appointment of Agents. The Trustee will initially be the paying agent, registrar and custodian for the Notes.
SECTION 2.9. Depositary. The Depository Trust Company, a New York corporation, will initially act as Depositary with respect to the Notes.
SECTION 2.10. Form of Notes. The Notes and the Trustee’s certificate of authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.
ARTICLE III
Interest

SECTION 3.1. Interest Rate. The Notes will bear interest (i) from the Original Issue Date to, but excluding, September 1, 2025 (the “First Reset Date”) at the fixed rate of 5.750% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 5.468% to be reset on each Reset Date. Interest on the Notes will be payable semi-annually in arrears on September 1 and March 1 of each year, commencing on March 1, 2021, to Holders of record on the immediately preceding February 15 and August 15, respectively. Interest on the Notes will accrue from the most recent Interest Payment Date or, if no interest has been paid or duly provided for, from August 26, 2020. Interest on the Notes will be computed on the basis of a 360-day year comprising twelve 30-day months.
SECTION 3.2. Calculation Agent. Unless the Issuer has validly redeemed all Outstanding Notes on or before the First Reset Date, it will appoint a Calculation Agent with respect to the Notes prior to the Reset Interest Determination Date preceding the First Reset

Date. The Issuer may terminate any such appointment as long as it appoints a successor agent at the time of termination. The Issuer will initially act as Calculation Agent and may subsequently appoint one of its affiliates as Calculation Agent. The applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Issuer of the interest rate for the relevant Reset Period. The Issuer shall then promptly notify the Trustee and paying agent in writing of such interest rate. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date shall be maintained on file at the Issuer’s principal offices and will be made available to any Holder of the Notes upon request and will be final and binding in the absence of manifest error.
SECTION 3.3. Mandatory Deferral of Interest Payments. If, as of any Interest Payment Date, a Mandatory Deferral Event has occurred and is continuing (the duration of such continuance, a “Mandatory Deferral Period”), the Issuer and the Guarantor shall be required to defer payment of all (and not less than all) of the interest accrued on the Notes as of such Interest Payment Date. Any such accrued interest, the payment of which is so deferred, so long as such interest remains unpaid, will constitute Arrears of Interest and will be subject to Section 3.4. Prior to a Mandatory Deferral Event, the Issuer shall provide to the Trustee an Officer’s Certificate (which need not comply with the requirements of Section 13.5 of the Indenture) identifying the beginning of the Mandatory Deferral Period and shall notify the Holders of the Notes at least five Business Days before the first Interest Payment Date during the Mandatory Deferral Period, unless the Mandatory Deferral Event occurs within such five Business Day period, in which case the Issuer shall so notify the Holders promptly following the occurrence of such Mandatory Deferral Event.
Notwithstanding any other provision in the Notes, the Indenture or this Supplemental Indenture, the deferral resulting from a Mandatory Deferral Event will constitute neither an Event of Default nor a default of any kind, and will not give Holders or the Trustee any right to accelerate repayment of the Notes or any other remedies pursuant to Article 5 of the Indenture or otherwise.
SECTION 3.4. Arrears of Interest.
(a) Any interest in respect of the Notes not paid on an Interest Payment Date, together with any interest in respect of the Notes not paid on an earlier Interest Payment Date will, so long as the same remains unpaid, constitute “Arrears of Interest” in respect of the Notes. Arrears of Interest shall be cumulative and bear interest at the interest rate payable on the Notes (such cumulative interest also constituting Arrears of Interest). Arrears of Interest on the Notes will remain outstanding, and will accumulate interest, for so long as they remain unpaid. Any references in the Indenture, this Supplemental Indenture or the Notes to “accrued and unpaid interest” shall include any Arrears of Interest. The amount of any Arrears of Interest will be calculated by the Issuer or the Calculation Agent.
(b) So long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, at the Issuer’s option, Arrears of Interest on the Notes may be paid in whole or in part to the Persons in whose names the Notes are registered as of the close of business on the 15th calendar day (whether or not such date is a Business Day) immediately preceding the date on which payment of such Arrears of Interest is to be made, at any time upon the expiration of not more than 15 nor less than five Business Days’ written notice to the Trustee, the paying agent and the Holders of the Notes to such effect (which written notice shall specify the amount of such Arrears of Interest).

(c) If not previously paid, Arrears of Interest with respect to the Notes shall become due and payable, and shall be paid by the Issuer in whole (and not in part), on the earliest of:
(1) so long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, the next Interest Payment Date;
(2) the date of redemption of the Notes in accordance with Article IV;
(3) the date on which a Winding-Up of the Issuer or the Guarantor occurs; or
(4) the Final Maturity Date;
provided that, in the event of there being Arrears of Interest on the Final Maturity Date, such Arrears of Interest shall be paid before any repayment of principal.
SECTION 3.5. Dividend and Other Payment Stoppages During Mandatory Deferral Periods. So long as the Notes remain outstanding, if a Mandatory Deferral Event has occurred and is continuing, and for so long as any Arrears of Interest remain outstanding, then the Guarantor will not:
(a) declare or pay any dividends or distributions on its preferred shares or ordinary shares (collectively, “capital stock”), other than a dividend payable solely in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such capital stock; or
(b) repurchase, redeem or otherwise acquire for consideration any shares of capital stock, directly or indirectly (other than (i) as a result of a reclassification of capital stock for or into other capital stock or the exchange or conversion of one share of capital stock for or into another share of capital stock, (ii) through the use of the proceeds of a substantially contemporaneous sale of capital stock or (iii) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants).
ARTICLE IV
Repayment and Redemption; Variation and Substitution

SECTION 4.1. Repayment at Final Maturity.
(a) Unless the Notes are redeemed prior to maturity, the Notes will mature, and the principal amount of the Notes will become payable on the Final Maturity Date, at a price equal to the principal amount thereof, together with accrued and unpaid interest on the Notes to, but excluding, the Final Maturity Date. The “Final Maturity Date” means (1) September 1, 2040 (the “Scheduled Maturity Date”), if, on the Scheduled Maturity Date, the BMA Redemption Requirements are satisfied, or (2) otherwise, following the Scheduled Maturity Date, the earlier of (i) the date falling ten Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such payment were made and (ii) the date on which a Winding-Up of the Issuer or the Guarantor occurs.
(b) For the avoidance of doubt, interest shall continue to accrue and be payable (and any deferred interest shall constitute Arrears of Interest) for so long as the principal amount of the Notes remains outstanding. In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, failure to repay the Notes on the Scheduled Maturity Date will constitute neither an Event of Default nor a default of any kind and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies pursuant to Article 5 of the Indenture or otherwise.
(c) The Issuer shall notify the Trustee and the Holders of the Notes at least ten Business Days before the Scheduled Maturity Date if the BMA Redemption Requirements will not be satisfied on the Scheduled Maturity Date, unless the BMA Redemption Requirements are no longer satisfied within such ten Business Day period, in which case the Issuer shall so notify the Holders as soon as reasonably practicable following the occurrence of such failure to satisfy the BMA Redemption Requirements, which notice shall state the cause of the failure to satisfy the BMA Redemption Requirements, and the repayment shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Issuer shall further notify the Trustee and the Holders of the Notes not more than ten Business Days following the satisfaction of the BMA Redemption Requirements that the BMA Redemption Requirements have been satisfied and stating the new repayment date for the Notes, which shall be no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied.
SECTION 4.2. Make-Whole and Par Call Redemptions.
(a) Subject to the BMA Redemption Requirements, the Issuer may, at its option, redeem the Notes, in whole or in part (equal to $2,000 and integral multiples of $1,000 in excess thereof), at any time not during a Par Call Period, at a redemption price, as calculated by the Independent Investment Banker, equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (not including any portion of such payments of interest accrued as of such redemption date) that would be due if the Notes matured on the next Reset Date, discounted to such redemption date on a semi-annual basis (assuming a 360-day year comprising twelve 30-day months) at the Treasury Rate, plus 50 basis points; plus, in the case of each of (i) and (ii), accrued and unpaid interest on such Notes to, but excluding, such redemption date.
(b) At any time during a Par Call Period, subject to the BMA Redemption Requirements, the Issuer may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such Notes to, but excluding, such redemption date.
SECTION 4.3. Optional Redemption upon a Capital Disqualification Event. Subject to the BMA Redemption Requirements, the Issuer may, at its option, redeem the Notes, in whole but not in part, at any time, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such redemption date, within 90 days of the date on which it has reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Notes; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Notes; or (iii) any official administrative decision, judicial decision, administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Notes, a Capital Disqualification Event has occurred.
SECTION 4.4. Optional Redemption upon a Rating Agency Event. Subject to the BMA Redemption Requirements, the Issuer may, at its option, redeem the Notes, in whole but not in part, at any time, at a redemption price equal to 102% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such redemption date, within 90 days after the occurrence of a Rating Agency Event.
SECTION 4.5. Optional Redemption upon a Tax Event. Subject to the BMA Redemption Requirements, the Issuer may, at its option, redeem the Notes, in whole but not in part, at any time, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to, but excluding, such redemption date, after the occurrence of a Tax Event.
SECTION 4.6. Notice of Redemption. Notwithstanding Section 14.2 of the Indenture, the Issuer will provide notice of any redemption at least 15 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed, in accordance with the provisions of Section 13.4 and Section 14.2 of the Indenture. For the avoidance of doubt, whenever any determination is required to be made as to whether any redemption occurs within or not within a Par Call Period or any other specified period, the actual date of redemption and not the date of notice of redemption shall govern. The Issuer shall notify the Trustee and the Holders of the Notes at least ten Business Days before the applicable redemption date if the BMA Redemption Requirements will not be satisfied on the applicable redemption date, unless the BMA Redemption Requirements are no longer satisfied within such ten Business Day period, in which case the Issuer shall so notify the Trustee and the Holders as soon as reasonably practicable following the occurrence of such failure to satisfy the BMA Redemption Requirements, which notice shall state the cause of the failure to satisfy the BMA Redemption Requirements, and the redemption shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Issuer shall further notify the Trustee and the Holders of the Notes not more than ten Business Days following the satisfaction of the BMA Redemption Requirements that the BMA Redemption Requirements have been satisfied and stating the new redemption date for the Notes, which shall be no later than the 15th Business Day following the date the BMA Redemption Requirements were satisfied.
SECTION 4.7. Conditions to Repayment and Redemption.
(a) Notwithstanding anything to the contrary set forth in the Indenture, this Supplemental Indenture or the Notes, (i) prior to September 1, 2025, the Notes may be redeemed only with BMA Approval, and (ii) the Notes may not be redeemed at any time or repaid prior to the Final Maturity Date if the Enhanced Capital Requirement would be breached immediately before or after giving effect to such redemption or repayment of the Notes, unless, in the case of each of clause (i) and (ii), the Guarantor, the Issuer or another subsidiary of the Guarantor replaces the capital represented by the Notes to be redeemed or repaid with capital having equal or better capital treatment as the Notes under the Group Rules (collectively the “BMA Redemption Requirements”).
(b) In the event that the Notes are not redeemed or repaid as a result of a failure to satisfy the BMA Redemption Requirements, interest on the Notes will continue to accrue and be paid on each Interest Payment Date (subject to Section 3.3 and Section 3.4) until the first date on which final payment on the Notes may be made as described in Section 4.1, at which time the Notes will become due and payable, and will be finally repaid at the principal amount of the Notes, together with any accrued and unpaid interest in the manner and subject to the conditions of Section 4.7(a).
(c) Notwithstanding any provision of the Notes, this Supplemental Indenture or the Indenture, in the event of non-payment on a scheduled redemption date or the Scheduled Maturity Date resulting from a failure to satisfy the BMA Redemption Requirements in accordance with this Section 4.7, the Notes to be redeemed or repaid will not become due and payable on such date, and such non-payment will constitute neither an Event of Default nor a default of any kind with respect to the Notes, and will not give Holders of the Notes or the Trustee any right to accelerate repayment of the Notes or any other remedies pursuant to Article 5 of the Indenture or otherwise.
(d) An Officer’s Certificate relating to the Notes in connection with repayment or any redemption under this Article IV certifying that (i) the BMA Redemption Requirements have not been met or would not be met if the Notes were repaid or the applicable redemption payment were made, (ii) the BMA Redemption Requirements have been met and would continue to be met if the Notes were to be repaid or the applicable redemption payment were made or (iii) no such BMA Redemption Requirements apply shall, in the absence of manifest error, be treated and accepted by the Trustee, the Holders and all other interested parties as correct and sufficient evidence thereof and shall be final and binding on such parties. The Trustee shall be entitled to rely conclusively on such Officer’s Certificate without liability to any Person and shall have no duty to ascertain the existence of any such manifest error.
SECTION 4.8. Interest Following Redemption. Unless the Issuer defaults in payment of the redemption price (including, for this purpose, a non-payment in the event the BMA Requirements have not been satisfied), on and after a redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.
SECTION 4.9. Mandatory Redemption. The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.
SECTION 4.10. Variation and Substitution.
(a) If a Capital Disqualification Event, Rating Agency Event or Tax Event occurs, the Issuer may, as an alternative to redemption of the Notes, at any time, without the consent of any Holder, vary any term or condition of the Notes or substitute all (but not less than all) of the Notes for other notes, so that the varied Notes or the substituted notes, as the case may be, constitute Qualifying Equivalent Securities.
(b) In the event of a substitution pursuant to this Section 4.10, the principal amount of the Qualifying Equivalent Securities to be received by Holders in substitution shall be equal to the principal amount of the Notes substituted.
(c) Any variation or substitution of the Notes is subject to no more than 60 nor less than 30 calendar days’ prior notice by the Issuer to the Holders (which notice shall be irrevocable and shall specify the date fixed for such variation or substitution) in accordance with Section 13.4 of the Indenture and shall be further subject to:
(1) the Guarantor being in compliance with the Applicable Supervisory Regulations on the date of such variation or substitution (after giving effect to such variation or substitution), and such variation or substitution not resulting directly or indirectly in a breach of the Applicable Supervisory Regulations;
(2) the Issuer complying with the rules of any stock exchange (or any other relevant authority) on which the Issuer has had the Notes listed or admitted to trading;
(3) in respect of substitution only, all payments of interest, including Arrears of Interest, and any other amount payable under the Notes that, in each case, has accrued to Holders of the Notes and has not been paid, being satisfied in full on or prior to the date thereof; and
(4) immediately after the substitution or variation the Issuer not triggering its right to redeem the Notes pursuant to Section 4.3, Section 4.4 or Section 4.5.
(d) The Issuer shall deliver to the Trustee on the date fixed for any such variation or substitution an Officer’s Certificate, upon which the Trustee shall be permitted to conclusively rely, stating that all conditions precedent hereunder to such variation or substitution, including, without limitation, the conditions set forth in Section 4.10(c), have been complied with.
SECTION 4.11. Contractual Subordination. The Securities will be contractually subordinated in right of payment to any existing and future liabilities of the Guarantor’s subsidiaries (other than the Issuer), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.
ARTICLE V
Remedies of the Trustee and Securityholders on Event of Default

SECTION 5.1. Event of Default Defined; Acceleration of Maturity; Waiver of Default. Solely with respect to the Notes, Section 5.1(a) through (h) shall supersede and replace Section 5.1(a) through (h) of the Indenture in its entirety as follows:
“SECTION 5.1. Event of Default Defined; Acceleration of Maturity; Waiver of Default. “Event of Default” with respect to Securities of any series wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in payment of principal or any premium when due, other than if the Issuer is required to postpone payment due to failure to satisfy the BMA Redemption Requirements, in accordance with this Indenture;
(b) a default for 30 days in the payment of any interest upon any of the Securities (other than during a Mandatory Deferral Period);
(c) INTENTIONALLY OMITTED;
(d) INTENTIONALLY OMITTED;
(e) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Issuer or the Guarantor as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Issuer or the Guarantor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and such decree or order shall have continued undischarged and unstayed for a period of 90 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Issuer or the Guarantor or of its respective property, or for the winding up or liquidation of its respective affairs, shall have been entered, and such decree or order shall have remained in force and unstayed for a period of 90 days;

(f) the Issuer or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Issuer or the Guarantor or for any substantial part of its respective property, or make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its respective debts generally as they become due; or
(g) other than as expressly permitted in this Indenture, the Guarantee ceases to be in full force and effect with respect to any Outstanding Securities of such series or is declared to be null and void and unenforceable;
(h) INTENTIONALLY OMITTED.”
ARTICLE VI
Miscellaneous

SECTION 6.1. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Notes.
SECTION 6.2. Trustee Not Responsible for Recitals, Disposition of Notes or Application of Proceeds Thereof. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Issuer or the Guarantor, as applicable, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuer of any of the Notes or of the proceeds thereof.
SECTION 6.3. Tax Treatment. The Issuer, the Guarantor and Enstar USA, Inc. agree, and each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed, to treat the Notes as indebtedness of Enstar USA, Inc. for U.S. federal income tax purposes, unless otherwise required by applicable law.
SECTION 6.4. New York Law to Govern; Waiver of Jury Trial; Consent to Jurisdiction.
(a) This Supplemental Indenture, the Guarantee and each Note and Coupon shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.
(b) EACH OF THE ISSUER, THE GUARANTOR, THE TRUSTEE AND THE HOLDERS BY THEIR ACCEPTANCE OF ANY NOTE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

(c) Each of the Issuer and the Guarantor agrees that any suit, action or proceeding against the Issuer or Guarantor may be brought by any Holder or the Trustee arising out of or based upon this Supplemental Indenture or the Securities or the Guarantee may be instituted in any state or U.S. federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantor irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Supplemental Indenture or any Security, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Issuer and the Guarantor agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer and the Guarantor and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantor, as the case may be, is subject by a suit upon such judgment.
SECTION 6.5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Each of this Supplemental Indenture and the Notes may be signed by manual, facsimile or pdf or other electronically-imaged signature (including, without limitation, DocuSign or AdobeSign).
SECTION 6.6. Separability Clause. If any provision of this Supplemental Indenture or of the Notes, or the application of any such provision to any Person or circumstance, shall be held to be invalid, illegal or unenforceable, the remainder of this Supplemental Indenture or of the Notes, or the application of such provision to Persons or circumstances other than those as to whom or which it is invalid, illegal or unenforceable, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ENSTAR FINANCE LLC, AS ISSUER
By:	/s/ Paul Brockman
Name: Paul Brockman
Title: President and Chief Executive Officer

ENSTAR GROUP LIMITED, AS GUARANTOR
By:	/s/ Guy Bowker
Name: Guy Bowker
Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

THE BANK OF NEW YORK MELLON, AS TRUSTEE
By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Agent

[Signature Page to First Supplemental Indenture]

EXHIBIT A
[FORM OF FACE OF SECURITY]
[THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY (I) DTC TO A NOMINEE OF DTC OR (II) A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR (III) DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1
1To be included for Global Securities.

ENSTAR FINANCE LLC
5.750% Fixed-Rate Reset Junior Subordinated Notes due 2040
Fully and unconditionally guaranteed on an unsecured junior subordinated basis by
ENSTAR GROUP LIMITED

No. __________ $_____________	CUSIP No. 29360A AA8 ISIN No. US29360AAA88

Enstar Finance LLC, a Delaware limited liability company (herein called the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [$ (_________) dollars] / [insert if global Security: the principal amount set forth on the Schedule of Exchanges of Interests in the Global Security attached hereto, which principal amount may from time to time be reduced or increased, as appropriate, in accordance with the Indenture and as reflected in the Schedule of Exchanges of Interests in the Global Security attached hereto, to reflect exchanges or redemptions of the Securities represented hereby], on the Final Maturity Date and to pay interest thereon from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, from August 26, 2020, semi-annually on March 1 and September 1 of each year, commencing March 1, 2021 and on the Final Maturity Date, at the rate and subject to the terms and conditions specified in Article III of the Supplemental Indenture, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid, on any Interest Payment Date (other than an Interest Payment Date that is the Final Maturity Date or a redemption date) will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the record date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any separate payment of Arrears of Interest will be paid according to Section 3.4 of the Supplemental Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee or an office or agency of the Issuer maintained for such purpose in the Borough of Manhattan, The City of New York, or otherwise in accordance with the terms of the Indenture referred to on the reverse hereof in Dollars.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:	ENSTAR FINANCE LLC, as Issuer
By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION
This is one of the Securities referred to in the within mentioned Indenture.

Dated:	THE BANK OF NEW YORK MELLON, as Trustee
By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]
This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under the junior subordinated indenture, dated as of August 26, 2020 (herein called the “Base Indenture”), among the Issuer, Enstar Group Limited, as guarantor (herein called the “Guarantor”) and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture, dated as of August 26, 2020 (herein called the “Supplemental Indenture,” and together with the Base Indenture, herein called the “Indenture”), among the Issuer, the Guarantor and the Trustee and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $350,000,000.
The Securities of this series shall be redeemable at the option of the Issuer in accordance with Article IV of the Supplemental Indenture.
The payment obligations of the Issuer on the Securities are fully and unconditionally guaranteed on a junior subordinated basis by the Guarantor as set forth in the Indenture.
The Securities of this series will represent the Issuer’s unsecured junior subordinated obligations and will rank equally with all of the Issuer’s other future unsecured junior subordinated indebtedness. The Securities of this series are contractually subordinated in right of payment to all obligations of the Guarantor’s subsidiaries (other than the Issuer), including amounts owed to holders of reinsurance and insurance policies issued by the Guarantor’s reinsurance and insurance company subsidiaries.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantor and the rights of the Holders of the Securities of this series under the Indenture at any time by the Issuer, the Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of this series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of this series, on behalf of the Holders of all Securities of this series, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed; provided that, in all instances, repayment of principal of this

Security shall be subject to Section 4.1 and Section 4.7 of the Supplemental Indenture and payments of interest on this Security shall be subject to Section 3.3 and Section 3.4 of the Supplemental Indenture.
The transfer of this Security may be registered and this Security may be exchanged as provided in the Indenture, subject to certain limitations therein set forth.
The Securities of this series are issuable only in registered form in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Issuer, the Guarantor, the Trustee and any agent of any of them may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Issuer, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.
All terms used in this Security which are defined in the Indenture and are not otherwise defined in this Security shall have the meanings assigned to them in the Indenture.
This Security shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint as agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:	(Sign exactly as your name appears on the other side of this Security)
Your Name:
Date:
Signature
Guarantee:	*

*  NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY
The initial Outstanding principal amount of this global Security is $__________.
The following exchanges of an interest in this global Security for an interest in another global Security or for a Security in definitive form, exchanges of an interest in another global Security or a Security in definitive form for an interest in this global Security, or exchanges or purchases of a part of this global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this global Security	Amount of increase in Principal Amount of this global Security	Principal Amount of this global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian